[Trico Marine Services, Inc. Letterhead]

May 29, 2002

To Our Stockholders:

            The American Federation of Labor and Congress of Industrial Organizations (the "AFL-CIO"), a relatively new Trico stockholder that owns 500 shares of our common stock, has again submitted a stockholder proposal for inclusion in our proxy statement for our annual meeting of stockholders. We are writing so that you may gain a clearer understanding of the AFL-CIO's purpose in purchasing Trico stock and submitting the stockholder proposal in order that you may evaluate the proposal in its proper context.

            Just over three years ago, the five major U.S. maritime labor unions launched a membership drive and organizing campaign among the many offshore vessel companies that work in the Gulf of Mexico, including Trico. These unions formed an organization referred to as Offshore Mariners United (the "OMU") to spearhead their campaign. The AFL-CIO has endorsed and is supporting the OMU's organizing campaign and membership drive. We believe that the principal reason for this campaign is to counteract the significant drop in U.S. maritime union membership over the last several decades due to the decline of the American shipping industry. Some commentators have linked this decline in some significant measure to the practices, policies, and demands of these labor unions.

            The OMU is a very new union, and its economic success depends on enlisting new members from offshore vessel company employees and then negotiating collective bargaining agreements with those companies. Our employees, however, have chosen not to associate with this new labor union. A substantial majority have volunteered that they want nothing to do with the OMU.

            Since our employees have not chosen to be represented by a labor union despite more than a two-year union organizing effort, we believe that the supporters of this campaign have taken concerted actions in the past year to interfere with our business operations. Last year, for example, as a result of union activity in Southeast Asia, a Singapore-based company with which we negotiated a joint venture arrangement in June 2001 informed us that it no longer wished to proceed with us under that arrangement. We repurchased that company's interest in the joint venture, which effectively terminated the arrangement.

            In addition, the OMU has sent letters to our customers falsely attacking our employment practices and has staged rallies/protests at our customer's offices and headquarters. We believe that certain of the OMU's letters to our unionized customers imply that each such customer's relationship with its employees will suffer if that customer does not make certain demands upon Trico. Furthermore, a number of OMU supporters staged a rally just outside where our 2001 annual meeting of stockholders was being held in an attempt to disrupt the meeting. We expect that OMU supporters will similarly attempt to disrupt our 2002 annual meeting.

            We believe that, the AFL-CIO, in its capacity as an OMU supporter, has attempted to harm Trico's relationship with its stockholders through tactics such as the transmission of the letter that our stockholders received last year falsely attacking our business practices and management. We do not believe that the AFL-CIO would have continued to hold only 500 shares of our common stock and submit a stockholder proposal again this year if we were not a target of this union campaign.

            We regret that the AFL-CIO has involved you in its efforts to assist the OMU in its union membership drive. However, we believe that a vote in favor of the AFL-CIO's proposal operates to partially validate the activities and tactics of the AFL-CIO and its affiliated unions against Trico. In light of the activities and tactics of the AFL-CIO and the OMU, we strongly urge you to vote against the AFL-CIO's stockholder proposal.

            We believe that our relationship with our stockholders has always been successful and productive. Be assured that we will make every effort to maintain the strength of this relationship. Thank you for your time and careful consideration of this matter.

Very truly yours, /s/ Thomas Fairley Thomas Fairley President